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                                                                   EXHIBIT 10.32

                              EMPLOYMENT AGREEMENT

         AGREEMENT made as of the 21st day of July, 1999 between GLOBIX CORPORATION ("Company"), a Delaware corporation having an office at 295 Lafayette Street, New York, New York 10012 and ROBERT B. BELL ("Executive"), residing at 13607 Paisley Drive, Del Ray Beach, Florida 33446.

         WHEREAS, Executive has been instrumental in the growth of the Company and in obtaining financing for the early operations and future growth of the Company; and

         WHEREAS, Executive has provided extraordinary leader-ship for the Company through its formative years; and

         WHEREAS, executive officers at comparable companies in comparable positions would have received greater compensation over the past three years; and

         WHEREAS, the Company wishes to reward Executive for his prior activities and accomplishments on behalf of the Company, and to provide for a fair and adequate compensation for the future.

         NOW, THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

         1. Employment. Term. Company hereby employs Executive, and Executive hereby accepts employment with Company with the duties hereinafter set forth, for a period commencing on April 1, 1999 and ending March 31, 2002 subject, however, to earlier termination in accordance with the provisions of this Agreement. At the conclusion of the initial term, this Agreement shall automatically renew on a month-to-month basis unless terminated by either party hereto by 30 days' prior written notice to the other.

         2. Duties. Executive shall continued to serve as Executive Vice President and chief financial officer until such time as the Board of Directors shall name a new chief financial officer. At that time, Executive shall serve as Executive Vice President-Business Development. Executive shall perform such duties as the President or Board of Directors may designate, which are not inconsistent with this Agreement. Executive agrees that during the term of this Agreement, Executive shall work exclusively for the Company and shall not work as an agent or representative for any other person, firm or entity, or work as an independent contractor for hire.

3. Compensation and Related Matters.

         3.01 Fixed Salary. As compensation for Executive's services Company shall pay Executive a salary of $275,000 per annum (the "Fixed Salary") in equal monthly (or more frequent) installments less appropriate payroll deductions as required by law. Executive's Fixed Salary shall be increased by 5% on the first day of each fiscal year of the Company during the term of this Agreement, provided, however, that the first such increase shall be on October 1, 2000.

         3.02 Employee Trust. Concurrently with the execution hereof, the Company is establishing a deferred compensation plan providing as follows:

         (a) The Company will establish an irrevocable trust (the "Trust") and will fund the Trust to the extent of $250,000 for each fiscal quarter commencing with the quarter ending March 31, 1999. Such fund shall be held in a separate bank or brokerage account and Executive shall promptly be given notice of the location of such account and the balance in the account. The principal and interest of the Trust shall be used exclusively as set forth in this Agreement, provided, however, that the principal and income of the Trust shall be subject to claims of judgment creditors of Company and no payments may be made to Executive if the Company is insolvent. Executive's interest in income or principal of the Trust shall not be subject to assignment or attachment. The Company shall designate the trustee of the Trust, and may change the same from time to time, provided, however, that Executive shall promptly be given notice of any change of trustee.

         (b) Company shall not be required to make any further contributions to the Trust once the total amount held in the Trust reaches $3,000,000. In the event this Agreement shall terminate at a time when the Trust shall hold less than $3,000,000, the
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Company shall, within five business days after such termination, contribute the difference between the amount held by the Trust on the date of termination and $3,000,000.

         (c) Upon the termination of this Agreement, Executive shall receive payments of $20,000 per month from the Trust, which shall be increased annually based on the increase, if any, in the cost of living using December 31st of the calendar year 1998 as the base year.

         (d) Upon a Change of Control (as that term is defined in the Indenture dated April 30, 1998 between Company and Marine Midland Bank, as Trustee), Company shall, within five business days there-after, contribute to the Trust the difference between the amount held by the Trust on the date of the Change of Control and $3,000,000.

         (e) Upon Executive's death, the then payments from the Trust shall be reduced by fifty percent (50%) and the reduced amount shall be paid to the Designee (as that term is hereinafter defined) for a term of two (2) years. At the end of such two-year period, the Trust shall terminate and the remaining amount in the Trust, if any, shall be released to Company. For purposes of this Agreement, the term "the Designee" shall mean such person as Executive shall designate in a written notice delivered to Company, which designation may be changed by Executive at any time.

         (f) In the event the Trust shall have no funds remaining in it, the Trust shall terminate and Company shall have no obligation to make any further payments to Executive or the Designee.

         3.03 Expenses. Company shall pay or reimburse Executive for all reasonable travel (including automobile), hotel, entertainment, living and other business expenses incurred in the performance of Executive's duties upon submission of appropriate vouchers and other supporting data requested by the Company. In the event that any jurisdiction shall assess an income or other tax against Executive in connection with the Company paying living expenses of Employee in a jurisdiction other than the State of Florida, the Company shall defend Employee and pay all taxes and the cost of defense. This provision shall survive the termination of this Agreement and shall be retroactive to January 1, 1994.

         3.04 Automobile. Company shall provide to Executive an automobile and shall pay or reimburse Executive for all insurance, gasoline, garage, maintenance and repair and other expenses incurred in use of an automobile upon submission of appropriate vouchers, receipts and other supporting data.

         3.05 Benefits. Executive and his eligible dependents shall be entitled to (i) participate in all general pension, profit-sharing, life, medical, disability and other insurance and executive benefit plans at any time in effect for senior executives of Company, provided, however, that nothing herein shall obligate Company to establish or maintain any executive benefit plan, whether of the type referred to in this clause (i) or other-wise, and (ii) four (4) weeks paid vacation during each twelve-month period of employment at mutually agreeable times. Anything contained herein to the contrary notwithstanding, Company will provide, at its sole cost, health insurance to Executive, with benefits at least equal to that being currently provided for so long as this Agreement is in effect and for so long as Executive is receiving payments from the Trust.

4. Termination for Cause; Death.

         4.01 For Cause. Company shall have the right to terminate the employment of Executive hereunder at any time for cause without prior notice (except as otherwise hereinafter provided). For purposes of the preceding sentence "for cause" shall mean and be limited to the occurrence of any of the following acts or events by or relating to Executive: (i) habitual insobriety of Executive while performing his duties hereunder; (ii) any material breach of any obligations of Executive under this Agreement which remains uncured for more than twenty (20) days after written notice thereof by Company to Executive; (ii) theft or embezzlement from Company or any other material acts of dishonesty; or
(iii) conviction of a crime (other than traffic violations and minor misdemeanors). In the event of termination for cause, Executive's Fixed Salary shall terminate as of the effective date of termination of employment after written notice thereof.

         4.02 Death. In the event of Executive's death during the period in which salary is being paid, Executive's Fixed Salary shall be reduced by fifty percent (50%) and the reduced amount shall be paid to the Designee for a period of twenty-four (24) months. The foregoing shall be in lieu of any payments from the Trust to the Designee.

         4.03 Change of Control. Executive shall have the right to terminate this Agreement, without cause, at any time after a Change of Control. In the event this Agreement shall terminate for any reason (other than Executive's death) prior to May 31, 2002 but after a Change of Control, Executive shall be entitled to receive a payment equal to 2.99 times Executive's annual compensation
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paid by Company (including bonuses, if any) during the one year preceding the date of termination, which payment shall be immediately due and payable to him in one payment within 10 days after such Change of Control.

         4.04 Sale of Options. In the event of a Change of Control, Executive shall have the right, which right shall be exercisable within six months after such Change of Control, to require the Company to purchase all or a portion of his option(s) to acquire shares in the Company at a price equal to the greater of the then fair market value of the Company's common stock or fifty dollars ($50) per share less the exercise price under such option(s). For purposes of this Agreement the term "fair market value" shall mean the average closing price for Company's common stock in the public market for the 20 trading days ending five trading days prior to the exercise of Executive's right hereunder.

5. Miscellaneous.

         5.01 Notices. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to Executive at their respective addresses set forth on the first page of this Agreement, or to such other person or address as may be designated by like notice hereunder. Any such notice shall be deemed to have been given on the day delivered, if personally delivered, or on the third business day after the date of mailing if mailed.

         5.02 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and, in the case of Company, assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement, and the obligations of Executive under this Agreement may not be assigned or delegated.

         5.03 Governing Law; Severability. This Agreement shall be governed by and construed and enforced in accordance with the laws and decisions of the State of New York applicable to con-tracts made and to be performed therein without giving effect to the principles of conflict of laws. The parties agree that New York, New York shall be the proper place of jurisdiction for the determination of any disputes arising from this Agreement and the parties consent to jurisdiction of the Courts of the State of New York and the Federal Courts located therein. The invalidity or unenforceability of any provision of this Agreement, or the application thereof to any person or circumstance, in any jurisdiction shall in no way impair, affect or prejudice the balance of this Agreement, which shall remain in full force and effect, or the application thereof to other persons and circumstances.

         5.04 Entire Agreement; Modification; Waiver; Interpretation. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any. Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged. No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default. All pronouns and words used in this Agreement shall be read in the appropriate number and gender, the masculine, feminine and neuter shall be interpreted interchangeably and the singular shall include the plural and vice versa, as the circumstances may require.

         5.05 Board Approval Required. This Agreement is subject to approval by the Board of Directors of the Company. In the event such approval is not obtained prior to December 31, 1999, this Agreement shall terminate and neither party shall have any rights or obligations thereunder.


         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                                 GLOBIX CORPORATION
ATTEST:

                                                 By /s/ Marc H. Bell
                                                    -----------------------
/s/ Paul Asher                                      Marc H. Bell, President
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Paul Asher, Secretary

                                                 EXECUTIVE


                                                 /s/ Robert B. Bell
                                                 --------------------------
                                                     Robert B. Bell